EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-1) of Sino-Global Shipping America, Ltd. and Affiliates of our report dated September 15, 2014 relating to the consolidated balance sheets of Sino-Global Shipping America, Ltd. and Affiliates as of June 30, 2014 and 2013, and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for the years then ended.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

October 3, 2014